Exhibit 10.3
LEASE DEED
THIS DEED OF LEASE (hereinafter referred to as the “Lease Deed” or “Deed”) is made and executed on this the 18th Day of August, 2006, at Bangalore.
BETWEEN
M/s. M.K.CHAKRAPANI & CO., a partnership firm, represented herein by its Partner and Authorised Signatory, Mr. Suresh Lakshmikanth, having its office at “ Suraj Ganga Arcade”, No.332/7, 14th Cross, 2nd Block, Jayanagar, Bangalore 560 011, (hereinafter called the “LESSOR”, which expression shall, wherever the context so requires or admits, mean and include the successors of the said firm and the legal heirs, executors, administrators and representatives of each of the partners from time to time) of the ONE PART.
AND
AAROHI COMMUNICATIONS PVT. LTD., a wholly owned subsidiary of Emulex Communications Corporation, USA, represented by the Head-India Centre, Mrs. Shanti Subbaraman, having its registered office at No. 41, 100 Ft Road, VI Block, Koramangala, Bangalore-560 095, (hereinafter referred to as the “LESSEE”, which expression shall, wherever the context so requires or admits, mean and includes its subsidiaries, affiliates or group entities, successors-in-interest and assigns) of the OTHER PART.
The LESSOR and the LESSEE are collectively referred to as the “Parties” and individually as a “Party”
WHEREAS, the LESSOR is the owner of the immovable property named “Suraj Ganga Soft Park”, comprising of the site bearing No. 34, Opposite Mini Forest, 3rd Phase, 1st Main, J P Nagar, Bangalore -560078 including the land and the building built thereon (hereinafter the “said Building”);
AND WHEREAS, the LESSOR has agreed to lease the entire 1st Floor of the said Building, along with the fit-outs listed in the Annexure attached to this Lease Deed together with the 12 (Twelve) car park spaces in the basement of the said Building and two wheeler parking spaces in the land adjacent to the said Building. The LESSEE shall also be entitled to the common rights granted to all the tenants of the said Building in the common areas. The LESSEE shall be entitled to use the cafeteria on the Terrace, of the said building. All the aforesaid areas being taken on lease by the LESSEE along with the rights pertaining thereto and the areas available for the use of the LESSEE are more fully described in the Schedule to this Deed of Lease and is hereinafter for the sake of brevity called the “Schedule Property”
WHEREAS, the LESSEE is engaged in the business of software development and other related activities in Bangalore and has found the Schedule Property suitable for their business purposes and have approached the LESSOR to take on lease the same from the LESSOR.
WHEREAS, the LESSOR being the owner of the Schedule Property with the right to lease the same to the LESSEE on the terms herein provided has offered the same on lease to the LESSEE making the following representations:
a)	That the LESSOR has the ownership of the Schedule Property and no one else, including any present or erstwhile Partner of the LESSEE has any similar right, interest or share therein and the LESSSOR is entitled to lease the Schedule Property to the LESSEE as provided herein.

b)	That save for the mortgage on favour of Union Bank, Indore, the Schedule Property is free from all encumbrances. The Lessor confirms that there are no attachments, acquisition or court proceedings or charges of any kind in or over the Schedule Property.

c)	That there is no impediment for letting out the Schedule Property to the LESSEE in the manner provided for herein and that the LESSEE shall have no obligation to make payments to any third party for use of the Schedule Property.
AND WHEREAS, the LESSOR has represented to the LESSEE that, save for the mortgage on favour of Union Bank, Indore, the absolute title of the Schedule Property is vested with the LESSOR.
AND WHEREAS, the LESSEE confirms and assures the LESSOR that there is no impediment of whatsoever nature for it under any law to take the Schedule Property from the LESSOR on lease for the purposes of its business.

AND WHEREAS, the LESSEE, based on the aforesaid representations made by the LESSOR has agreed to take on lease the Schedule Property upon the terms and conditions hereinafter contained and agreed between the Parties.
NOW THEREFORE, THIS AGREEMENT TO LEASE WITNESSETH AS FOLLOWS:
1.	UNDERSTANDING OF THE PARTIES:

In consideration of the rent herein reserved and of the covenants on the part of the LESSEE to be performed and observed, the LESSOR does hereby grant and lease unto the LESSEE, and the LESSEE does hereby take on lease from the LESSOR, the Schedule Property being the entire First Floor of the said Building comprising of a super-built up area measuring 13,592 sft. (Thirteen thousand five hundred and ninety two square feet only) located at No. 34, Opp Mini Forest, 3rd Phase, 1st Main, J P Nagar, Bangalore–560078. The Schedule Property is furnished with the fit outs detailed in the Annexure attached to this Deed. The LESSEE also has the sole and exclusive right to use the designated cafeteria area of 1000 Sqft. (One thousand square feet) on the terrace, 12 (Twelve) covered car parking spaces in the basement of the said Building, 45 two wheeler parking space in the land adjacent to the said Building, together with easements, rights and advantages appurtenant there to and right of use and enjoyment of common areas of the said Building. All of the areas being taken on lease by the LESEE and the attendant rights of the LESSEE are more fully described in the Schedule of this Lease Deed.

2.	LEASE DURATION

2.1	The Parties have, in good faith, agreed that the lease commencement date shall be on or before 28th August 2006, by which date the LESSOR shall deliver possession of the Schedule Property with fixtures, fittings and workstations, as per the inventory attached. The brief particulars of the fixtures provided by the LESSOR are described in the Annexure attached to this Lease Deed. The date of commencement for lease shall hereinafter be called as “Commencement Date” and the lease shall be in force initially for a period of Five (5) years (“Initial Term”) from the said Commencement Date, out of which the minimum lock-in period shall be thirty (30) months (hereinafter called “lock-in period”) including notice period of three (3) months. There shall be an escalation of Five Percent (5%) in the monthly rent every year as provided in clause 3.1 herein, with effect from the expiry of 12 months from the Commencement Date on the last paid rent till the expiry of the Initial Term. The lease upon expiry of the Initial Term may be renewed at the sole option of the LESSEE, subject to LESSEE issuing three (3) months prior written notice of its intention to renew the lease before expiry of the Lease Term, for a further period of 3 (Three) years or such period as mutually agreed between the Parties. The Parties shall in respect of each extension duly stamp and register a fresh lease deed for the purpose. The “Commencement Date” shall be the date the LESSOR actually hands over the possession of the Scheduled Property to the LESSEE duly ready for Customs Bonding and after completing all painting, cleaning, touch-up work, as approved by the LESSEE.
2.2	All payments under this Lease Deed shall be made by crossed cheque payable in Bangalore, or bank wire transfer acceptable to LESSOR in favour of the LESSOR and shall be delivered to the LESSOR at its address mentioned above in person or by courier / registered post acknowledgement due. The obligation of the LESSEE is fully discharged by making payments to the LESSOR under this Lease Deed and as a confirmation of the same the LESSOR shall issue receipts of such payment by the LESSEE.

3.	RENTALS:

3.1	The monthly lease rent payable by the LESSEE during the first year for lease of the Schedule Property shall be Rs. 59/- per Sqft. (Rupees Fifty Nine per square foot) aggregating to Rs. 8,01,928.00/- (Rupees Eight Lakhs One Thousand Nine Hundred and Twenty Eight) per month for the total area of 13,592 sft. (Thirteen thousand five hundred and ninety two square feet) Which shall be increased after the end of every year by 5% on the last paid rent and the said escalated monthly rentals shall be paid by the LESSEE there after.

3.2	The lease rental for the sole and exclusive use of the Cafeteria on terrace of the said Building shall be Rs 20,000 (Rupees twenty Thousand) per month calculated at Rs 20/- per sq. ft (Rupees Twenty per square foot) for a covered area of 1,000 sft. (One thousand square feet) Including general maintenance of cafeteria and shall become payable from the Lease Commencement Date, subject to the LESSOR handing over possession of the Leased Premises to the LESSEE.
3.3	The lease rental for 12 (Twelve) car parking spaces in the basement of the Schedule Property shall be Rs.24,000 (Rupees Twenty Four thousand) per month calculated at Rs.2,000/- (Rupees Two Thousand) per car park including maintenance of the basement and shall become payable from the Lease Commencement Date, subject to the LESSOR handing over possession of the Leased Premises to the LESSEE.

3.4	The LESSEE shall pay a maintenance charge of Rs.2.50/-(Rupees Two and Fifty Paisa only) per square foot per month, aggregating to Rs. 33,980 (Rupees Thirty Three Thousand Nine Hundred & Eighty only) per month to the LESSOR by the 5th day of the succeeding month inclusive of all applicable taxes and subject to TDS.
In summary, rent shall be paid by the LESSEE to the LESSOR in following manner in single payment as follows:

Rent	– 13592 x 59	/-	=	8,01,928.00
Car parking	– 12 x 2000		=	24,000.00
Cafeteria	– 1000 x 20		=	20,000.00
Maintenance	– 3592 x 2.50		=	33,980.00

				8,79,908.00

3.5	The LESSEE shall be entitled to deduct income tax at source as per the rates specified under the Income Tax Act, 1961 and other applicable laws and shall issue the Tax Deduction at Source Certificate to the LESSOR within the period prescribed under the above Act.

3.6	The LESSEE shall pay the said monthly lease rentals to the LESSOR on or before 5th day of each succeeding month for the preceding month.

4.	SECURITY DEPOSIT
In consideration of the LESSOR granting to the LESSEE, on lease the Schedule Property, the LESSEE in assurance of its due performance of obligations, shall pay the LESSOR an interest free refundable security deposit being an amount of Rs. 88,21,000 /- (Rupees Eighty Eight Lakhs Twenty One Thousand only) in the following manner:
a)	The initial deposit of Rs. 16,00,000/- (Sixteen Lakhs only) has been paid at the time of signing the LOI vide Chq. No. 735563 dated 26th July, 2006 drawn on SBI, IFB, Bangalore, in favour of M/s. M. K. CHAKRAPANI & CO.

b)	An amount of Rs. Rs. 40,00,000/-(Forty Lakhs only) is being paid at the time of signing this Lease Deed vide Chq. No. 735565 dated 17th August, 2006 drawn on SBI, IFB, Bangalore, in favour of M/s. M. K. CHAKRAPANI & CO.

c)	Balance amount of Rs. 32,21,000/-(Rupees Thirty Two Lakh Twenty One Thousand only) shall be paid vide Chq, No. 735566 at the time of taking possession of the premises.
The LESSOR shall issue valid Receipts for accepting the Security Deposit.
4.1	The security deposit shall be held by the LESSOR during the period of the lease and shall be returned 100%, without any interest, upon the expiry or earlier termination of the lease as the case may be, subject to legitimate deductions, if any, under this lease and towards non-performance of the LESSEE such as non-payment of monthly rentals, outstanding electricity, maintenance charges.

5	In the event, the LESSOR fails to refund the Security Deposit upon expiry or earlier termination of the lease, the LESSOR shall be liable to refund the Security Deposit amount together with penal interest @1% per month to be calculated from the date the amount becomes due till the date of actual refund and the LESSEE will be entitled to continue to use and occupy the Schedule Property without being liable to pay any rent thereof until the said Security Deposit is refunded along with interest.

5.	COVENANTS OF THE LESSEE

5.1	Electricity Charges
a)	The LESSEE shall be responsible for payment of all the electricity charges supplied by BESCOM and for the power generated and supplied by the LESSOR for LESSEE’s use and the LESSEE agrees to pay the monthly consumption at actual as per the BESCOM and at Rs.25/- per unit for the DG power with a standard demand charges of Rs.10,000/- per month for DG from the Commencement Date of this lease in respect of the actual usage as per the consumption as recorded in the 2 (two) sub meters provided by the LESSOR and invoice raised.
5.2	Water Charges
The LESSEE shall pay the electricity charges for usage of water pump at actual. The LESSOR shall be responsible for the installations and maintenance of all necessary water connections such as bore-well, pumps, storage tanks, pipes, faucets and fittings including in the common bathrooms etc., in the Schedule Property at no cost to the LESSEE and shall whenever necessary replace such fittings, pumps, pipes, faucets etc.
5.3	Signage:
The LESSOR assures the LESSEE and confirms that the LESSEE may erect and display its name, sign-board, logo or other signage of appropriate size and as directed by the building rules and regulations, at a prominent space to be designated by the LESSOR, at the entrance of the said Building and near the lobby of the entrance of the said Building and at the entrance door of the respective Units, for which the LESSEE may use its corporate colors and lettering.
5.4	Electrical and Telecommunication Wiring and Piping:
The LESSEE, in addition to the fixtures, fittings, and amenities provided by the LESSOR within the Schedule Property, shall be entitled to install electronic and electrical equipments, burglar alarms, security systems, computers, servers, air-conditioners, power generator sets, telecommunication, UPS, data and / or video communication lines etc., for undertaking its activities in the Scheduled Property.
5.5	Alterations:
a)	The LESSOR shall provide fully furnished plug and play type facility to the LESSEE. The LESSOR shall handover final Inventory list to the LESSEE at the time of signing the agreement along with Layout Plan, Interiors Diagram, Electrical and Networking Drawing etc. The LESSOR shall take a video recording of the entire premise and its interiors and give a copy to the LESSEE.

b)	The LESSEE shall be entitled to carry out non structural alterations of the Schedule Property if required. The LESSEE shall take due care not to damage the main structure of the said building as well as fixtures, fittings and amenities provided by the LESSOR, while erecting or dismantling such partition and/or construction. In the event any such damage occurs, not being damage arising out of normal wear and tear, the LESSEE shall pay to the LESSOR all reasonable cost for the repair of the damage or repair the damage, at its cost. The LESSEE shall not be required to pay any additional amount by way of rentals or any other amounts in connection with the installation of the generators, air-conditioners or other auxiliary equipment in the Schedule Property.

c)	The LESSEE shall have the right to co-locate additional ACs and UPS over and above the AC and UPS provided by the LESSOR at its cost and the same shall continue to be the property of LESSEE.
5.6.	MAINTENANCE
a)	The LESSOR by itself or through a service provider shall maintain and keep the said Building and Schedule Property in good condition. The Building and the Schedule Property including all amenities and infrastructure provided will be maintained to a level that supports the business operations of the LESSEE 24 hours a day and during the entire tenure of this Deed.

b)	The LESSOR shall ensure that any service provider engaged by it carries out all necessary maintenance and repairs to the said Building and the Schedule Property

c)	The LESSOR shall ensure that maintenance is carried out promptly and that the LESSEE shall be entitled to carry out any non completed obligation of the service provider and deduct the cost for the same from the maintenance charges payable to the LESSOR, provided the service provider is first called upon to carry out its obligation and fails to do the same within a period of 24 hours from receipt of notice.

d)	The maintenance charges is for the general maintenance of the premise like:
•	Common area Maintenance

•	Building General Security

•	Common area lighting

•	Elevators

•	Electricity for common area lighting & Water pumping

•	Transformer and Lift maintenance and related compliance

•	Landscaping
e)	The LESSEE shall use the said facilities with normal care and caution and replace all broken fittings and fixtures with same quality materials, however, subject to normal wear and tear.
5.7.	USE OF THE SCHEDULE PROPERTY
a)	The LESSEE shall use the Scheduled Property for official and lawful business purposes only and shall not use for residential purpose or permit the use of the Schedule Property for any unlawful purpose of any thing likely to endanger the building. The LESSEE also agrees that in the course of usage of the Schedule Property, the LESSEE, its agents, servants etc. shall not act in a manner which may cause any nuisance, annoyance or obstructions to the other users of facilities such as lifts, common passages, staircases, basement, terrace area etc. in the building. The LESSOR confirms that the Schedule Property can be legally used for the business of the LESSEE which is software development, services and other information technology related activities and that there is no law that prevents such use by the LESSEE.
b)	In the event the LESSEE wishes to set-up a Software Technology Park / Export Oriented Unit and is required to custom bond the Scheduled Property, the LESSOR undertakes to give the necessary No Objection Certificate and / or authorization and / or permission to the LESSEE to have the Scheduled Property bonded under Customs Act. The LESSEE agrees and undertakes to de-bond the Schedule Property on expiry or earlier termination of the lease period. There are no claims on the Schedule Property on account of any prior lease or license

c)	The LESSEE shall, during the lease period and any extension thereof, have every right to use the premises for the business of its own, or its subsidiaries, sister concerns, business associates and shall have the right to sublease during the tenancy period for lawful business purposes under written intimation to the LESSOR.

d)	In the event of sub letting or under letting as above, the LESSEE affirms that all obligations agreed to be performed by the LESSEE under this lease shall always remain that of the LESSEE.

e)	The LESSOR shall during warranty period transfer the warranties obtained from manufacturers for the equipments / machinery installed within the Scheduled Property for exclusive use of the LESSEE.
6.	COVENANTS OF THE LESSOR

6.1	Electricity Supply:
The LESSOR agrees and undertakes to provide 125 (One hundred and twenty five) KVA power load with 100% DG back-up power and 44 KVA UPS Power to the Schedule Property and shall ensure regular supply of electricity, UPS and DG Power to the Scheduled Property 24 hours and 365 days.
6.2	Water Supply:
The LESSOR shall provide adequate supply of bore-well water to the Schedule Property for the consumption of the LESSEE.

6.3	Delivery of Possession

The LESSOR agrees to deliver possession of the Scheduled Property to the LESSEE on or before 28th August, 2006 after completion of modifications and alteration works at its cost as desired by LESSEE. The Parties agree and confirm that the LESSEE will only be liable to pay rent, car parking charges, maintenance charges, electricity charges, and other outgoings to the LESSOR from the day the possession of the Scheduled Property is handed over to the LESSEE duly complete in all respects.

6.2	Peaceful Possession

On the LESSEE paying the rents hereby agreed to be paid and the LESSEE observing and performing the several covenants and conditions agreed upon, the LESSEE shall peacefully hold and occupy the Schedule Property, from the date of delivery of possession till the expiry of the lease term or any extended period thereof or earlier termination as provided herein without any let, hindrance, interruption or disturbance by the LESSOR or any person claiming under, through or in trust for the LESSOR. The LESSOR represents and warrants that the LESSOR is in possession of the Scheduled Property and no one else has any ownership, rights, interest in the Schedule Property that will prevent the LESSOR from granting a lease of the Schedule Property in the manner provided for herein. Further, the LESSOR represents that save for the mortgage in favour of the Union Bank, Indore, there are no charges, claims, negative covenants, attachments, encumbrances, acquisition proceedings, any threatened proceedings or similar nature or obligations in respect of the Scheduled Property or anything which may be an impediment or bar affecting the free and vacant possession and use of the Schedule Property by the LESSEE.

The LESSOR also represents that no agreements or interest has been created in respect of the Schedule Property in favour of the third parties other than executing this Lease Deed. The LESSOR acknowledges that the LESSEE has entered into this Lease Deed relying solely on the aforesaid representations and the LESSOR shall indemnify and keep indemnified the LESSEE from and against any claims that arise out of any breach of the LESSOR of its obligations herein or any claims that arise out of misrepresentation by the LESSOR.

6.3	Payment of Tax and other outgoings

The LESSOR confirms that all taxes in respect of the Schedule Property have been paid in full until the date hereof. Further, the LESSOR shall pay all the current and future municipal taxes and any other outgoings, charges, cesses, dues or impositions that may be levied in respect of the Schedule Property by the Bangalore Mahanagar Palike including, by way of a fresh assessment, the Government of Karnataka or the Central Government or any other Public Body or Local Authorities. Any increase in the rate of property tax or other outgoings during the period of lease shall be borne by the LESSOR. In particular the LESSOR confirms that it owes no dues to any statutory authorities such as the Department of Customs and Central Excise, Sales Tax and Income Tax and no charges exist on the Schedule Property on account of any non payment of dues.

6.4	Insurance

The LESSOR shall at all times during the period of lease insure and keep insured the said Building and more particularly the Schedule Property against structural damage, damage by fire, earthquake, riots and other risks at their own cost. The LESSEE shall obtain separate insurance cover for all the equipment, temporary constructions, fittings and fixtures and other property owned by the LESSEE within the Schedule Property during the tenure of the lease.

6.5	Repairs and Maintenance

The LESSOR shall complete all the external and internal civil repair works if any, and maintenance works like touch-ups, painting, cleaning of the entire premises including carpets, pantry, rest-room areas, Data and Voice Network and Electrical systems testing etc and bring the Schedule Property to usable condition, before handing over possession thereof to the LESSEE, not later than 28th August, 2006. After the handing over of Schedule Property, internal maintenance including fit-outs like, repair of chairs, AC, UPS, Networking, EPABX, other fit-outs and Cafeteria shall be borne by the LESSEE.

a)	The LESSOR shall, up on receipt of notice from the LESSEE, carry out all major repairs including damage to water pipes, electrical wiring, building collapse, etc to and at the Scheduled Property. In the event the LESSOR fails to do so, notwithstanding any law for the time being in force, the LESSEE shall be at liberty to carry out such repairs and all such costs incurred therefore shall be to the account of the LESSOR and shall be deducted from the rent. The LESSEE shall be responsible for the day-to-day maintenance of the Scheduled Property including all amenities installed by the LESSEE therein.

b)	The LESSOR shall ensure that the building, basement and areas surrounding the Schedule Property including common passage, staircase, terrace, lifts etc. are maintained at its cost in a state of good repair.

c)	All minor repairs to the Schedule Property (those which relate to tenant improvements and which the LESSEE has installed at its own cost and expense and not including anything installed, erected or constructed by the LESSOR) shall be carried out by the LESSEE at its own cost and expense.

d)	In case of UPS and ACs, the LESSEE shall at its cost, take annual maintenance or otherwise, carry out the periodical maintenance and if, incase, the UPS Battery expires due to its technical life, the LESSOR shall replace the battery.
6.6	Unlimited Access

After commencement of the lease, the LESSOR shall provide to the LESSEE or to any employee or representative of the LESSEE full, free and unhindered access to the Schedule Premises with all utilities and all riser ducts and common raceways throughout the said Building all the 24 hours of the day, 365 days of the year.

6.7	Sale or Disposal of Premises

The LESSOR undertakes that in the event the Schedule Property or any part thereof is sold, transferred, mortgaged or conveyed to any third party by the LESSOR, the LESSOR shall stipulate with such third party purchaser that the transfer will be fully subject to this Lease Deed between the LESSOR and the LESSEE. The LESSOR further agree to ensure that the transfer deed executed by them carries a covenant obligating the third party purchaser to acknowledge and accept the LESSEE as his own LESSEE on the same terms and conditions of this Lease Deed. The LESSOR shall ensure that the rights of the LESSEE under this Deed of Lease are not affected or curtailed by virtue of such transfer and shall ensure that the security deposit paid hereunder is returned to the LESSEE upon expiry or earlier termination of the Lease Deed.
6.8	The LESSOR will do all such further acts, deeds or things or execute such further documents and assurances and get such further documents, consents and approvals from any authorities, as may be called upon by the LESSEE or as may be necessary, to perfect and clear the unencumbered and absolute leasehold rights and interest of the LESSEE in the Schedule Property and its continued possession and use by the LESSEE for its business purposes;

6.9	The LESSOR has not, in the use and occupation of the Schedule Property or the construction of the said Building in which the Schedule Property is situated, or otherwise, contravened any law, rule, regulation or other legal requirements whatsoever;

6.10	The LESSOR has provided the Schedule Property with water and sewage connections in accordance with applicable laws; and

6.11	The LESSOR agrees to indemnify and shall keep indemnified the LESSEE, from and against all or any claims, damages, costs, expenses and consequences whatsoever arising from or in any manner related to any non-performance or breach by the LESSOR of the provisions of this Deed or of any law, including in respect of the construction, use and/or occupation of the Schedule Property or the said Building;

7.	OTHER MUTUAL COVENANTS:

7.1	Inspection of the Schedule Property

The LESSOR shall, subject to the security requirements of the LESSEE, have the right to enter the Schedule Property for the purpose of inspecting the condition of the same or carrying out any repair after giving the LESSEE a written notice of 24 (Twenty Four) hours by hand delivery, as well as verbal notice of its intention of doing so provided however that the intended time of inspection is within the working hours of the LESSEE except in cases of emergency when no notice shall be required.

7.2	Developments to the building and occupation of the same by other occupants/LESSEE

The LESSEE shall not in any way obstruct the LESSOR from undertaking any future development proposed to be made in the building as also developments to the premises of the other occupants / LESSEEs in the building provided such development does not interfere with or obstruct the peaceful enjoyment of the Schedule Property or other common areas in the building by the LESSEE and provided that such development is in accordance with law.

7.3	Disputes

The parties agree that they intend to discharge their obligations in utmost good faith. They, therefore, agree that they will, at all times, act in good faith, and make all attempts to resolve all differences howsoever arising out of or in connection with this Deed by discussion. If within fifteen (15) days of the commencement of the discussions the dispute is not resolved the dispute shall be referred to arbitration, provided that (i) Arbitration shall be conducted in accordance with the provisions of the Indian Arbitration and Conciliation Act, 1996 (ii) There shall be one arbitrator nominated jointly by the parties, failing which. there shall be three (3) arbitrators, one each nominated by the LESSOR and the LESSEE and the other chosen by the two (2) arbitrators so nominated (who shall be persons of professional repute and who are not directly or indirectly connected with the parties concerned) whose appointment shall be agreed between the parties within seven (7) days of the service of an arbitration notice, and (iii) The Parties agree that until the arbitration proceedings are complete, they shall not take their disputes to the court of law. All hearings shall be held in Bangalore and the language of the arbitration shall be English.
8	SUSPENSION:

If the Schedule Property is destroyed or damaged by fire, flood or in any other manner becomes unfit for occupation or use, and upon receipt of notice from the LESSEE to this effect, the rent or a part thereof according to the nature and extent of the damage, shall be suspended till such time as the Schedule Property is once again rendered fit for occupation and use. No rent as provided in clauses 3.1; 3.2; 3.3 and 3.4 herein shall be due for such time of suspension If the Schedule Property or any significant portion thereof, is rendered unfit for use and the same is not made fit for use within (30) days by the LESSOR, parties after mutual negotiation, may arrive at the decision to have the lease terminated and accordingly, LESSEE shall have the right to terminate this lease not withstanding notice clause and lock in clause 10.2 herein and without obligation to make further payments.

9	FORCE MAJEURE:

If the performance by either Party, of any of its obligations hereunder is prevented, restricted or interfered with by reason of fire, or other casualties or accident, strike (being a national, regional or city wide strike) or labour dispute, war or other violence, any law or regulation of any government (excluding those relating to any violation or non compliance with the rules and regulations governing construction and occupation of buildings), or any act or condition whatsoever beyond the reasonable control of such party (each such event shall be called a “Force Majeure” event), then such party shall be excused from such performance to the extent of prevention, restriction or any interference, provided, that such Party shall give prompt notice within a period of 30 days to the other Party of such Force Majeure in such notice, including a description, in reasonable specificity, of the cause of the Force Majeure. Such parties shall use reasonable efforts to avoid or remove such cause of non-performance and shall continue performance hereunder whenever such causes are removed. Any dispute arising in relation thereto shall be a dispute within the meaning of clause 7.3 herein before contained.
10.	TERMINATION

10.1	Neither Party shall be entitled to terminate this lease during lock-in period except for reasons provided for in Clauses 10.1 (i), (ii) and (iii) below.
i.	By mutual consent of Parties duly recorded in writing such terms as may be agreed upon.

ii.	By either Party if the other Party hereto defaults in the performance of any of its obligations under this Lease Deed and such default is not cured within 30 days from the date of receipt of written notice of default issued by the non-defaulting Party in this regard. By either Party, where any clause of this Lease Deed specifically provides for termination.

iii.	If by operation of law and for the breach of the provisions contained in this Lease by the LESSOR, the LESSEE is prevented from continuing the Lease.
10.2	If in case, the LESSEE wish to terminate the Lease during lock in period, the LESSEE would be liable to pay the balance rentals for the remaining part of lock-in period or till a new tenant comes in, which ever is earlier.

10.3	The LESSEE may terminate this lease by giving to the LESSOR at lease (3) three months prior written notice, and if terminated in this fashion, LESSEE shall owe no further amounts except for amounts owed for use of the Schedule Property by LESSEE prior to termination. The LESSOR may only terminate in the event of the LESSEE not paying rent for a period of three months despite having notice of the same.

10.4	In the event of termination of the lease in any manner aforesaid, the LESSEE shall handover possession of the Schedule Property to the LESSOR along with Amenities, fixtures and fittings installed by the LESSOR, excepting normal wear and tear subject to the LESSOR not owing any money / amount to the LESSEE on any account whatsoever, unless the LESSEE is prevented from such handover by reasons of destruction / demolition of the Scheduled Property. Upon termination for any reason other than pursuant to LESSEE’s breach, LESSEE shall owe no further amounts except for amounts owed for use of the Scheduled Property by LESSEE prior to termination under these presents. Simultaneous with the LESSEE handing over possession of the Schedule Property, the LESSOR shall hand over to the LESSEE the entire security Deposit paid by the LESSOR to the LESSEE
11.	NOTICES

Notices to be provided under this Lease Deed shall be in writing and delivered to the address of the LESSOR as mentioned hereinabove and to the LESSEE at the Schedule Property and shall be sent by hand delivery with acknowledgement obtained or through a recognized courier. Notice shall be deemed to have been received, in the case of hand delivery on the day after such delivery and in the case of courier, on the expiry of two days after the date on which such courier is sent.

12.	HANDING OVER POSSESSION ON EXPIRY

On the expiry of the lease period or on earlier termination of the lease, the LESSEE shall hand over possession of the Scheduled Property to the LESSOR or its agent in the same condition under which the same has been let-out and as it has received it, normal wear and tear excepted, subject to simultaneous refund of Security Deposit by the LESSOR to the LESSEE. Notwithstanding any thing to the contrary contained or implied herein, all improvements made by the LESSEE to the Schedule Property and fixtures installed at the Scheduled Property shall always remain the property of the LESSEE and the LESSEE shall, at its discretion, be entitled to remove the fixtures and other improvements at the time of handing over vacant possession of the Schedule Property to the LESSOR but shall have no obligation to remove such fixtures and other improvements, and in particular without limitation shall have no obligation to remove network cabling installed in the Scheduled Property.

13.	COSTS

The parties to this Deed of Lease shall each bear their respective legal, consultant or other costs incurred in respect of the drafting, negotiation, execution and registration of this Lease Deed.

14.	WAIVER

No forbearance, relaxation or inaction by any Party at any time to require the performance of any provision of this Deed of Lease shall in any way affect, diminish or prejudice the right of such Party to require the performance of that or any other provision of this Deed of Lease or be considered to be a waiver of any right, unless specifically agreed in writing.

15.	SEVERABILITY

In the event of any provision of this Lease Deed being held or becoming invalid, unenforceable or illegal for any reason, this Lease Deed shall remain otherwise in full force apart from the said provision, which will be deemed deleted. The parties shall however attempt to replace the deleted provision with a legally valid provision that reflects the same purpose of the deleted provision to the greatest extent possible with out having any impact of financial loss to the parties.

16.	CHANGE OF NAME

Change in name of the LESSEE, during the term of this lease or on its extension, shall not affect this lease Deed

17.	INDEMNITY

The LESSOR shall keep the LESSEE fully indemnified against any loss direct or indirect what so ever arising out of breach of any of the above terms of this Lease Deed.

The LESSEE shall keep the LESSOR fully indemnified against any loss direct or indirect what so ever arising out of breach of any of the above terms of this Lease Deed. The LESSEE shall however not be liable for any consequential loss or damage (including for loss of business or profit) even if advised the possibility of the same.

18.	GOVERNING LAW / JURISDICTION

Any disputes under this Lease Deed shall be resolved in all respects by the laws of India subject to clause 7.3, within the jurisdiction of the High Court of Karnataka.

19.	COUNTERPARTS

This Deed of Lease may be executed in more than one counterpart, all of which shall be considered one and the same agreement and each of which shall be deemed as original. The original stamped and registered (if LESSEE so chooses) lease deed shall be retained by the LESSEE.
SCHEDULE PROPERTY
All that piece and parcel of immovable property comprising of a super built-up furnished area of 13,592 sqft. (Thirteen thousand five hundred and ninety two square feet) being the 1st Floor of the building known as Suraj Ganga Soft Park, located at No. 34.Opp : Mini Forest, 3rd Phase, 1st Main, J P Nagar, Bangalore –560078 together with 12 (Twelve) covered car parking spaces in the basement of the said Building specifically allotted to the LESSEE, and 45 (Forty Five) Two Wheeler Parking spaces in the land adjacent to the said Building and 1,000 Sqft (One thousand square feet) designated Terrace for Cafeteria and other common amenities and facilities provided therein and the fit outs more fully described in Annexure-1 and the site on which the Schedule Property stands bounded as follows:

East By : Site No.25.
West By : Road.
North By : Site No.33.
South By : Site No.35.
The LESSEE shall also have the right to use the common amenities and facilities and the common areas with all the other occupants of the said Building
IN WITNESS WHEREOF the LESSOR and the LESSEE have hereunto set their respective hands on the day, month and the year first hereinabove written in the presence of the following witness:

Witness	LESSORS
1.	M/s. M.K.CHAKRAPANI & CO.

Suresh Lakshmikanth Partner

LESSEE:
2.	M/s. Aarohi Communications Pvt Ltd

Shanti Subbaraman Head –India Centre
Place: Bangalore
Date: August 18, 2006

Annexure-1
LIST OF FIT-OUTS IN 1ST FLOOR PREMISES
(As referred in schedule property)
First Floor : Super built up Area of 13,592 sqft. With fit-outs

Particulars	Quantity
UPS — APC Symmetra 12KVA	2 No’s
UPS Systems 20KVA-APC	1 No
EPABX- 1 Stand Operator Console	1 No with 300 extn.
Blue & Black colour-Featherlite chairs	194 No,s
Workstations with keyboards	83 No’s
Pedestal unit	83 No’s
Blue star Air Conditioners	14 No’s
Blue Star Split AC 3TR Ductable	1 No
Electronic Security & Safety Systems	1 No
(C.C.TV)	1 No
Office Carpeting	900 sq.mt
False ceiling and AC Ducting	Whole area
Electrical installation	Whole area
Venetian Blinds	All windows
Fabrication MS Structure for scooter stand	All windows
Two wheelers parking	40
Access Control	1
Sofa (3 seaters 2 & 2 seaters 1) -	3 No’s
Reception Table	1 No.
Corner Box next to sofa 2x1’1/2 -	2 No’s

Tables:
Taxila	Round Table	—	3x3
Ujjani	Table	—	3x5	1
Nalanda	Table	—	3x4	1
Conference Room Tables		—	5x10	1
Mithila		—	3x6	2
Vallabhi		—	3x6	1
Ajantha Table		—	5x6	1
White Boards		—	3x4	1
White Boards		—	6x4	6

Networking for all the cabins and workstations				2

LESSORS	LESSEE:
M/s. M.K.CHAKRAPANI & CO.	M/s. Aarohi Communications Pvt. Ltd

Suresh Lakshmikanth	Shanti Subbaraman
Partner	Head –India Centre
Place: Bangalore
Date: August 18, 2006